UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 27, 2012

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

20 William Street, Suite 310, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 304-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On April 27, 2012 (the “Effective Time”), Stream Acquisition, Inc., a Delaware corporation (“MergerSub”) wholly-owned by SGS Holdings LLC (“Parent”) and holder of approximately 96.1% of the issued and outstanding common stock, par value $0.001 per share (“Common Stock”), of Stream Global Services, Inc., a Delaware corporation (the “Company”), filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, thereby effecting a short-form merger (the “Merger”), under Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which MergerSub was merged with and into the Company, with the Company continuing as the surviving corporation.  Immediately prior to the Effective Time, MergerSub owned at least 90% of the outstanding shares of each class of capital stock of the Company that, absent the provisions of Section 253(a) of the DGCL, would be entitled to vote on the Merger.  Accordingly, under the DGCL, no action by the Company’s board of directors or stockholders (other than MergerSub) was required for the Merger to become effective.  As a result of the Merger, the Company became a wholly-owned subsidiary of Parent, which is controlled by affiliates of Ares Management LLC, Providence Equity Partners and Ayala Corporation (collectively, the “Sponsors”).  Parent, MergerSub and the Sponsors had previously disclosed their intentions to take the Company private in a Schedule 13E-3 initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 31, 2012, and subsequently amended on March 5, 2012, March 22, 2012, April 23, 2012 and April 27, 2012.  The terms of the Merger are described in the Introduction to the Schedule 13E-3, as amended, which Introduction is incorporated herein by reference.

Pursuant to the terms of the Merger, (i) each share of Common Stock (other than shares of Common Stock held by the Company as treasury stock, by MergerSub, or by stockholders of the Company who properly exercise statutory appraisal rights under the DGCL) issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into the right to receive $3.25 in cash, without interest and subject to any applicable withholding tax, upon surrender of the certificate representing such share, together with a Letter of Transmittal, (ii) each share of Common Stock held by the Company and MergerSub was canceled for no consideration, (iii) the outstanding shares of capital stock of MergerSub were converted into 1,000 shares of common stock, par value $0.001 per share, of the surviving corporation and (iv) the Company became a wholly-owned subsidiary of Parent.  A Notice of Merger and Notice of Appraisal Rights, Letter of Transmittal, and other related documents in connection therewith will be mailed to the former holders of such shares of Common Stock as promptly as practicable, but in any event no later than ten days following the date the Merger became effective, and should be read carefully.

In addition, each unexercised option to purchase shares of Common Stock issued pursuant to the Stream Global Services, Inc. 2008 Stock Incentive Plan (the “Plan”) was terminated for no consideration shortly after the Effective Time in accordance with the Plan.

The total cash merger consideration paid was approximately $9.3 million, which was funded through loans made by affiliates of the Sponsors to Parent.

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 27, 2012, in connection with the completion of the Merger, the Company informed the New York Stock Exchange Amex (the “NYSE Amex”) of the Merger and requested that trading in the Common Stock be suspended and withdrawn from listing on the NYSE Amex prior to market open on April 27, 2012.  The NYSE Amex will file with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25, thereby commencing the process of delisting and deregistering the Common Stock.  The Company expects the Form 25 to be filed on April 27, 2012 or shortly thereafter.  The Company also intends to file a Form 15 with the SEC as soon as practicable to suspend and subsequently terminate its reporting obligations under Section 13(a) and 15(d) of the Exchange Act.

Item 3.03.                                        Material Modification to Rights of Security Holders.

The information set forth in the Introduction and Item 3.01 above and Item 5.03 below is incorporated herein by reference.

Item 5.01.                                        Changes in Control of the Registrant.

The information set forth in the Introduction above is incorporated herein by reference.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Merger, at the Effective Time, the Company’s certificate of incorporation and bylaws were amended and restated.  The changes to the Company’s certificate of incorporation and bylaws relate to and are consistent with the Company becoming a wholly-owned subsidiary of the Parent and its ceasing to be a public reporting company.

The Company’s certificate of incorporation and bylaws as in effect following the Merger are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of the Company, adopted April 27, 2012
3.2	Fourth Amended and Restated Bylaws of the Company, adopted April 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2012	STREAM GLOBAL SERVICES, INC.

	By:	/s/ Matthew A. Ebert
		Name:	Matthew A. Ebert
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of the Company, adopted April 27, 2012
3.2	Fourth Amended and Restated Bylaws of the Company, adopted April 27, 2012